Exhibit 16.1

January 14, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington DC 20549

Re: China Power Technology, Inc.

Dear Sirs/Madams:

We have read the statements that we understand China Power Technology, Inc. will include under Item 4.01 of the Amendment No. 1 to Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ Bernstein & Pinchuk LLP